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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
AIRNET SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIRNET SYSTEMS, INC.
3939 International Gateway
Columbus, Ohio 43219
March 27, 2002

Dear Fellow Shareholders:

        The Annual Meeting of the Shareholders of AirNet Systems, Inc. will be held at 10:00 a.m., local time, on Thursday, May 9, 2002, at the Hilton Inn at Easton, 3900 Chagrin Drive, Columbus, Ohio. The enclosed Notice of Annual Meeting and Proxy Statement contain detailed information about the business to be conducted at the Annual Meeting.

        The Board of Directors has nominated five directors, each for a term to expire at the 2003 Annual Meeting. The Board of Directors recommends that you vote FOR each of the nominees.

        On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the prompt return of your proxy card in the enclosed return envelope will save AirNet additional expenses of solicitation and will help ensure that as many common shares as possible are represented.

Sincerely,
Joel E. Biggerstaff Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 9, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AirNet Systems, Inc. will be held on Thursday, May 9, 2002, at the Hilton Inn at Easton, 3900 Chagrin Drive, Columbus, Ohio, at 10:00 a.m., local time, for the following purposes:

1.
To elect five directors, each for a term to expire at the 2003 Annual Meeting.

2.
To transact any other business which properly comes before the Annual Meeting or any adjournment.

        The close of business on March 19, 2002, has been fixed by the Board of Directors of AirNet as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting.

        You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of AirNet in writing that you wish to vote your common shares in person, your proxy will not be used.

By Order of the Board of Directors
William R. Sumser Secretary

AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219

March 27, 2002

AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219

PROXY STATEMENT
for
Annual Meeting of Shareholders
Thursday, May 9, 2002

        This Proxy Statement is furnished to the shareholders of AirNet Systems, Inc. in connection with the solicitation, on behalf of the Board of Directors of AirNet, of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 9, 2002, at the Hilton Inn at Easton, 3900 Chagrin Drive, Columbus, Ohio, at 10:00 a.m., local time, or any adjournment, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders.

        This Proxy Statement and the accompanying proxy card are first being mailed on or about March 27, 2002, to all shareholders of AirNet.

GENERAL

        Only holders of record of AirNet common shares at the close of business on March 19, 2002, will be entitled to vote at the Annual Meeting. As of March 19, 2002, there were 10,132,238 common shares outstanding. Each common share entitles the holder to one vote. A quorum for the Annual Meeting is a majority of the common shares outstanding. There is no cumulative voting. Other than the common shares, there are no voting securities of AirNet outstanding.

        You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of AirNet, submitting a subsequently-dated proxy card or, if you are a registered shareholder, by attending the Annual Meeting and giving notice of revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

        Shareholders holding common shares in "street name" with a broker, bank or other holder of record should review the information provided to them by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the "street name" common shares and how to revoke previously given instructions.

        The expense of preparing, printing and mailing proxy materials to the AirNet shareholders will be borne by AirNet. In addition, proxies may be solicited personally or by telephone by officers or associates of AirNet, none of whom will receive additional compensation therefor. AirNet will reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the common shares.

BENEFICIAL OWNERSHIP OF COMMON SHARES

        The following table furnishes information regarding the number and percentage of outstanding common shares beneficially owned by (i) each current director of AirNet; (ii) each of the nominees for election as a director; (iii) each individual named in the Summary Compensation Table; (iv) all current directors and executive officers of AirNet as a group; and (v) each person known by AirNet to own beneficially more than five percent of the common shares, in each case as of March 19, 2002 (except as otherwise noted). The address of each of the current executive officers and directors is c/o AirNet, 3939 International Gateway, Columbus, Ohio 43219.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Common Shares Presently Held		Common Shares Which Can Be Acquired Upon Exercise of Options Exercisable Within 60 Days	Total		Percent of Class(2)
Joel E. Biggerstaff(3)	15,000		100,010	115,010		1.1%
Roger D. Blackwell	17,700		24,400	42,100		(4)
Russell M. Gertmenian	5,000	(5)	24,400	29,400		(4)
Jeffrey B. Harris(3)	754		28,730	29,484		(4)
Guy S. King(3)	76,087		50,420	126,507		1.2%
David P. Lauer	2,000		16,000	18,000		(4)
James E. Riddle	5,000		13,600	18,600		(4)
William R. Sumser(3)	66,375	(6)	56,240	122,615		1.2%
Kendall W. Wright(3)	—		16,700	16,700		(4)
All current directors and executive officers as a group (12 individuals)	193,053		373,710	566,763		5.4%
Gerald G. Mercer (3) 1804 Avanti Court Daytona Beach, FL 32124	2,214,218	(7)	—	2,214,218	(7)	21.9%
Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019	1,300,800	(8)	—	1,300,800	(8)	12.8%
FleetBoston Financial Corporation 100 Federal Street Boston, MA 02110	1,032,986	(9)	—	1,032,986	(9)	10.2%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	810,200	(10)	—	810,200	(10)	7.9%
State Street Research & Management Company One Financial Center, 30th Floor Boston, MA 02111-2690	630,616	(11)	—	630,616	(11)	6.2%
Liberty Wanger Asset Management L.P. WAM Acquisition GP, Inc. Liberty Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, IL 60606	600,000	(12)	—	600,000	(12)	5.9%

(1)
Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all common shares reflected in the table.

(2)
The percent of class is based upon the sum of (i) 10,132,238 common shares outstanding on March 19, 2002 and (ii) the number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of March 19, 2002.

(3)
Individual named in the Summary Compensation Table.

(4)
Represents ownership of less than 1% of the outstanding common shares.

(5)
Of these 5,000 common shares, 2,100 common shares are held of record by Mr. Gertmenian's wife and 500 common shares are held by Mr. Gertmenian's son, each of whom has sole voting and dispositive power.

(6)
Of these 66,375 common shares, 5,000 common shares are held by Mr. Sumser's wife who has sole voting and dispositive power.

(7)
Based on information contained in filings with the SEC (the latest of which is dated February 14, 2002).

(8)
Based on information contained in filings with the SEC (the latest of which is dated February 7, 2002), Royce & Associates, Inc., a registered investment adviser ("Royce"), may be deemed to beneficially own 1,300,800 common shares as of December 31, 2001. The filing indicates that Royce has sole voting and dispositive power as to the common shares beneficially owned.

(9)
Based on information contained in filings with the SEC (the latest of which is dated February 14, 2002), FleetBoston Financial Corporation ("Fleet") may be deemed to beneficially own 1,032,986 common shares as of December 31, 2001. The filing also indicates that Fleet has sole voting power over 683,986 of these common shares, sole dispositive power over 1,030,486 of the common shares and share dispositive power over 2,500 common shares. The common shares were acquired by two of Fleet's banking subsidiaries, Fleet Investment Advisors, Inc. and Fleet National Bank.

(10)
Based on information contained in filings with the SEC (the latest of which is dated January 30, 2002), Dimensional Fund Advisors Inc., a registered investment adviser ("Dimensional"), may be deemed to beneficially own 810,200 common shares as of December 31, 2001, all of which common shares were held in portfolios of four investment companies to which Dimensional furnishes investment advice and of other commingled group trusts and separate accounts for which Dimensional serves as investment manager. In its role as investment adviser and investment manager, Dimensional possesses both voting and dispositive power as to the common shares held in these portfolios. Dimensional disclaims beneficial ownership of these common shares.

(11)
Based on information contained in a filing with the SEC, dated February 15, 2002, State Street Research & Management Company, a registered investment adviser ("State Street"), may be deemed to beneficially own 630,616 common shares as of December 31, 2001. The filing indicates that State Street has sole dispositive power over all 630,616 common shares and sole voting power over 601,016 of the common shares.

(12)
Based on information contained in filings with the SEC (the latest of which is dated February 14, 2002), Liberty Wanger Asset Management, L.P., a registered investment adviser ("WAM"), and its general partner WAM Acquisition GP, Inc. beneficially owned 600,000 common shares as of December 31, 2001 and had shared voting and dispositive power with respect to these common shares. All of these common shares were acquired on behalf of discretionary clients of WAM, including Liberty Acorn Trust, a registered investment company having the same address as WAM. The filing indicates that Liberty Acorn Trust beneficially owned 600,000 common shares as of December 31, 2001 and has shared voting and dispositive power with respect to these common shares.

ELECTION OF DIRECTORS

        Pursuant to the Code of Regulations of AirNet, the Board of Directors has set the authorized number of directors at five. Each director holds office for a term expiring at the next annual meeting. The Board of Directors proposes that the five nominees identified below be elected as directors, each for a new term to expire at the 2003 Annual Meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the individuals designated to vote the proxies will vote for the election of any substitute nominee(s) designated by the Board of Directors.

        The following information, as of March 19, 2002, concerning the age, principal occupation or employment, other affiliations and business experience of each director during the last five years has been furnished to AirNet by such director. Except where indicated, each director has had the same principal occupation for the last five years.

Nominees Standing for Election to the Board of Directors

Joel E. Biggerstaff

        Mr. Biggerstaff, 45, has served as AirNet's Chairman of the Board of Directors since August 2001, as Chief Executive Officer since April 2000 and as President since August 1999. He has also served as a director of AirNet since May 2000 and served as the Chief Operating Officer from 1999 to March 2001. Prior to joining AirNet, Mr. Biggerstaff served as President of the Southern Region of Corporate Express Delivery Systems, a national expedited distribution service, from February 1998 through August 1999. From September 1996 through February 1998, Mr. Biggerstaff provided transportation consulting services and prior to September 1996, he held various positions within Ryder System, Inc., including Regional Vice President and General Manager.

Roger D. Blackwell

        Dr. Blackwell, 61, a director of AirNet since 1996, is a Professor of Marketing at The Ohio State University and is also President and Chief Executive Officer of Roger D. Blackwell Associates, Inc., a marketing consulting firm in Columbus, Ohio. Dr. Blackwell is also a director of Intimate Brands, Inc., Anthony and Sylvan, Inc., Max & Erma's Restaurants, Inc., Applied Industrial Technologies, Inc., Diamond Hill Investment Group, Inc., Frontstep, Inc., and The Flex-Funds. Dr. Blackwell serves on the Compensation, Nominating and Audit Committees of the AirNet Board of Directors.

Russell M. Gertmenian

        Mr. Gertmenian, 54, a director of AirNet since 1996, has been a partner with Vorys, Sater, Seymour and Pease LLP since 1979 and currently serves as a member of that firm's Executive Committee. Vorys, Sater, Seymour and Pease LLP rendered legal services to AirNet during the 2001 fiscal year and continues to do so in 2002. Mr. Gertmenian is also a director of Liqui-Box Corporation and Abercrombie & Fitch Co.

David P. Lauer

        Mr. Lauer, 59, a director of AirNet since 1999, is the retired President and Chief Operating Officer of Bank One, NA of Columbus where he served from June 1997 through March 2001. His primary responsibility with Bank One was to lead the commercial lending practice in central Ohio. Prior to that, Mr. Lauer, a certified public accountant, was the managing partner of the Columbus office of Deloitte & Touche LLP and also served as a member of the Board of Directors of the firm

Deloitte & Touche. Mr. Lauer is also a director of Wendy's International, Inc. and Metatec International, Inc.. Mr. Lauer serves on the Compensation, Nominating and Audit Committees of the AirNet Board of Directors.

James E. Riddle

        Mr. Riddle, 60, a director of AirNet since February 2000, has been the General Manager of Riddle Holdings LLC, an investing and consulting firm, since July 1999. He served as the Chief Operating Officer and a member of the Board of Directors of Norrell Corporation and as President of Norrell Services, Inc. from 1997 to 1999. Prior to joining Norrell, Mr. Riddle served Ryder System, Inc. in various positions, including President of Ryder Logistics International from 1995 to 1997. In addition, Mr. Riddle served 26 years at Xerox Corporation in various capacities, including Vice President of Marketing and Operations. Mr. Riddle serves on the Board of Directors of Danka Business Systems PLC. Mr. Riddle serves on the Compensation, Nominating and Audit Committees of the AirNet Board of Directors.

Recommendation and Vote

        Under Ohio law and AirNet's Code of Regulations, the five nominees for election to the Board of Directors receiving the greatest number of votes will be elected.

        Common shares represented by properly executed proxy cards will be voted FOR the election of the Board of Director's nominees, unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for one or more nominees. Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

        The AirNet Board of Directors recommends that shareholders vote FOR the election of all of the nominees named above.

Committees and Meetings of the Board

        The Board of Directors held six regularly scheduled or special meetings and four telephonic meetings during the fiscal year ended December 31, 2001. The Board of Directors has standing Audit, Compensation and Nominating Committees. In 2001, each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors during the period he served as a director, and the total number of meetings held by all committees on which he served, during the period he served as a committee member.

        Audit Committee.    The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include overseeing AirNet's system of internal accounting and financial controls and the annual independent audit of AirNet's financial statements, and reporting the results of these activities to the Board of Directors. The Audit Committee is also responsible for reviewing the fees of independent audits, reviewing the independence of the auditors, evaluating the performance of the independent auditors, recommending to the Board of Directors a firm to serve as AirNet's independent auditors and recommending to the Board of Directors the acceptance of financial statements to be included in AirNet's Annual Report on Form 10-K. Each incumbent member of the Audit Committee qualifies as independent under the corporate governance standards of the New York Stock Exchange. The Audit Committee held six regularly scheduled meetings during 2001.

        Compensation Committee.    The Compensation Committee reviews, considers and acts upon matters of salary and other compensation and benefits of all executive officers and certain other associates of AirNet. The Compensation Committee also acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by AirNet for the benefit of executive officers and other associates. The Compensation Committee held two full meetings and one telephonic meeting during 2001.

        Nominating Committee.    The Nominating Committee recommends policies on the composition of the Board of Directors and nominees for membership on the Board. The Nominating Committee has not established a procedure for shareholders to recommend nominees to the Board for consideration at the Annual Meeting. Rather it conducts its own search for available, qualified nominees. The Nominating Committee held one meeting during 2001.

Compensation of Directors

        Directors who are officers or associates of AirNet receive no additional compensation for serving as members of the Board of Directors or as members of Board committees. Directors who are not officers or associates of AirNet ("Non-Employee Directors") are paid a quarterly fee of $3,500. Each Non-Employee Director receives a fee of $1,500 for each Board meeting attended and $500 for each telephonic meeting attended. In addition, each committee member, other than the committee chairman, receives a fee of $1,000 for each committee meeting attended and the committee chairman receives $2,000. Each committee member receives $500 and the committee chairman receives $750 for each telephonic committee meeting attended. AirNet's directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.

        Effective May 27, 1998, AirNet established the AirNet Systems, Inc. Director Deferred Compensation Plan (the "Director Plan"). Voluntary participation in the Director Plan enables a director of AirNet or its subsidiaries, to defer all or a part of his director's fees, including federal income tax thereon. Such deferred fees may be credited to (1) a cash account where the funds will earn interest at the rate prescribed in the Director Plan or (2) a stock account where the funds will be converted into common shares and be matched by AirNet at a rate of 25% of the amount contributed by the director to the Director Plan. In his deferral election, a director will elect whether distribution of the deferred funds is to be made in a single lump sum payment or in equal annual installments payable over a period of not more than ten years. Distributions will commence within 30 days of the earlier of (a) the date specified by a director at the time a deferral election is made or (b) the date the director ceases to so serve. Cash accounts will be distributed in the form of cash and stock accounts will be distributed in the form of common shares or cash, as selected by the plan administrator.

        On March 7, 1997, each individual then serving as a Non-Employee Director was granted an immediately exercisable option to purchase 2,000 common shares. The following summarizes options to purchase common shares granted to individuals serving as Non-Employee Directors on the respective dates of grant. All of these options vest in five equal annual installments beginning on the grant date:

August 19, 1998	20,000	options granted to purchase common shares
August 19, 1999	4,000	options granted to purchase common shares
January 6, 2000	4,000	options granted to purchase common shares
September 7, 2001	4,000	options granted to purchase common shares
January 2, 2002	4,000	options granted to purchase common shares

        Any individual who becomes a Non-Employee Director in the future will automatically be granted an option to purchase 20,000 common shares effective on the date of his appointment or election. These options vest in five equal annual installments. In addition, each individual then serving as a

Non-Employee Director will automatically be granted an option to purchase 4,000 common shares as of the first business day of each calendar year. The Board of Directors also has the authority to grants options to the Non-Employee Directors in addition to the options automatically granted.

        Each option granted to a Non-Employee Director on or after August 18, 1999, will become fully exercisable if the Non-Employee Director retires from service, becomes totally disabled or dies, or upon the occurrence of specified change-in-control events. The exercise price of each option granted and to be granted to a Non-Employee Director is equal to the fair market value of the underlying common shares on the date of grant. Each option granted to a Non-Employee Director has a ten-year term. If a Non-Employee Director ceases to be a member of the Board of Directors of AirNet, his options must be exercised within three months (12 months in the case of a Non-Employee Director who becomes disabled or dies) after the date his service ends, subject in each case to the stated terms of the options. However, a Non-Employee Director who ceases to be a director after having been convicted of, or pled guilty or nolo contendere to, a felony immediately forfeits all of his options.

REPORT OF THE AUDIT COMMITTEE

General

        In accordance with the audit committee charter adopted by the AirNet Board of Directors, the Audit Committee assists the Board in fulfilling the Board's responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of AirNet. Each member of the Audit Committee qualifies as independent for purposes of the New York Stock Exchange's corporate governance standards.

Review and Discussion with Independent Accountants and Auditors

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Ernst & Young LLP a formal written statement describing all relationships between Ernst & Young LLP and AirNet that might bear on Ernst & Young LLP's independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed with Ernst & Young LLP any relationships or services that may impact the objectivity and independence of Ernst & Young LLP and satisfied itself as to Ernst & Young LLP's independence. The Audit Committee also discussed with management and Ernst & Young LLP the adequacy and effectiveness of AirNet's internal accounting and financial controls. In addition, the Audit Committee discussed and reviewed with Ernst & Young LLP all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and, with and without management present, discussed and reviewed the results of Ernst & Young LLP's examination of the financial statements.

Review with Management

        The Audit Committee reviewed and discussed the audited consolidated financial statements of AirNet as of and for the fiscal year ended December 31, 2001 with management. Management has the responsibility for the preparation of AirNet's consolidated financial statements and Ernst & Young LLP has the responsibility for the audit of those statements.

Audit Fees

        The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of AirNet's annual consolidated financial statements for the 2001 fiscal year and the reviews of the consolidated financial statements included in AirNet's Quarterly Reports on Form 10-Q for the 2001 fiscal year (collectively, the "Audit Services") were $161,500.

Financial Information Systems Design and Implementation Fees

        Ernst & Young LLP rendered no professional services to AirNet or its subsidiaries during the fiscal 2001 year in connection with the design and implementation of financial information systems.

All Other Fees

        Ernst & Young LLP has billed AirNet $111,850 in the aggregate, for services (other than those covered under the heading "—Audit Fees") rendered during the 2001 fiscal year. These other fees involve fees for tax compliance services and various tax studies.

Conclusion

        Based on the reviews and discussions with management and Ernst & Young LLP noted above, the Audit Committee recommended to the Board of Directors (and the Board approved) that AirNet's audited consolidated financial statements be included in AirNet's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 to be filed with the SEC. The Audit Committee also determined that the provision of the services covered under "all other Fees" was compatible with maintaining Ernst & Young LLP's independence.

Submitted by the Audit Committee of the Board of Directors of AirNet:
David P. Lauer, Chairman Roger D. Blackwell James E. Riddle

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table shows, for the last three fiscal years, the cash compensation and other benefits paid or provided by AirNet to each individual who serviced as Chief Executive Officer during the 2001 fiscal year and the four other most highly compensated executive officers of AirNet.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position during 2001	Year ended December 31,				Common Shares Underlying Options(#)		All Other Compensation($)
		Salary($)		Bonus($)
Joel E. Biggerstaff(1) Chairman of the Board, Chief Executive Officer and President	2001 2000 1999	$299,654 275,807 80,385		$144,000 154,200 —	43,600 22,570 80,000	(2)	$5,330 57,100 —	(3) (4)
Gerald G. Mercer(5) Former Chairman of the Board	2001 2000 1999	1,042,732 364,275 341,200	(5)	— 26,250 —	— 34,000 20,000	(6)	5,250 5,250 4,800	(3)
Jeffrey B. Harris Sr. Vice President, Sales	2001 2000 1999	224,970 195,928 194,423		60,996 63,200 —	17,600 6,530 15,000	(7)	4,349 — —	(3)
William R. Sumser Chief Financial Officer, Secretary, Treasurer and Vice President, Finance	2001 2000 1999	223,288 182,134 210,000		56,810 76,500 25,000	21,500 15,600 15,000	(8)	7,391 3,978 4,800	(3)
Kendall W. Wright Vice President, Sales	2001 2000 1999	208,788 200,712 210,000		44,520 46,200 —	12,400 6,600 9,000	(9)	6,429 2,108 4,800	(3)
Guy S. King Vice President, Sales	2001 2000 1999	206,365 182,135 210,000		42,000 46,200 —	12,400 15,600 12,000	(10)	6,728 4,969 4,800	(3)

(1)
Mr. Biggerstaff joined AirNet in August 1999 as President and Chief Operating Officer. He was named Chief Executive Officer in April 2000 and Chairman of the Board in August 2001, succeeding Mr. Mercer.

(2)
Mr. Biggerstaff received an option covering 12,570 of these common shares in exchange for $30,000 of base salary converted under the AirNet Systems, Inc. Salary for Options Conversion Plan.

(3)
"All Other Compensation" consists of amounts contributed by AirNet to the named individual's account under the AirNet Systems, Inc. Retirement Savings Plan. 2001 also includes reimbursement related to life insurance premium payments made by the named individual.

(4)
In addition to $5,250 contributed by AirNet to Mr. Biggerstaff's account under the AirNet Systems, Inc. Retirement Savings Plan, AirNet also paid Mr. Biggerstaff $51,850 to reimburse him for relocation expenses incurred in connection with his move to Columbus, Ohio.

(5)
Effective August 7, 2001, Mr. Mercer retired as Chairman of the Board of Directors. Mr. Mercer also served as Chief Executive Officer until April 2000. Pursuant to the terms of Mr. Mercer's retirement agreement, AirNet will continue to pay Mr. Mercer's salary through June 30, 2003 at the rate of $420,000 per year. The amount shown as "Salary" for 2001, represents actual salary payments to Mr. Mercer during 2001 ($412,731) plus future salary payments through 2003 provided for under the terms of this retirement agreement.

(6)
Mr. Mercer received an option covering 24,000 of these common shares in exchange for $63,000 of base salary converted under the AirNet Systems, Inc. Salary for Options Conversion Plan.

(7)
Mr. Harris received an option covering 2,930 of these common shares in exchange for $10,250 of base salary converted under the AirNet Systems, Inc. Salary for Options Conversion Plan.

(8)
Mr. Sumser received an option covering 12,000 of these common shares in exchange for $31,500 of base salary converted under the AirNet Systems, Inc. Salary for Options Conversion Plan.

(9)
Mr. Wright received an option covering 3,000 of these common shares in exchange for $10,500 of base salary converted under the AirNet Systems, Inc. Salary for Options Conversion Plan.

(10)
Mr. King received an option covering 12,000 of these common shares in exchange for $31,500 of base salary converted under the AirNet Systems, Inc. Salary for Options Conversion Plan.

Grants of Options

        The following table summarizes information concerning individual grants of options under the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan (the "Incentive Stock Plan") during the 2001 fiscal year to each of the individual named in the Summary Compensation Table. AirNet has never granted stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term(2)
		% of Total Options Granted to Associates in Fiscal Year
	Number of Common Shares Underlying Options Granted(#)(1)
Name			Exercise Price ($/Share)	Expiration Date
					5%($)	10%($)
Joel E. Biggerstaff	43,600	21.0%	$3.81	1/2/11	$104,538	$264,920
Gerald G. Mercer	—	—	—	—	—	—
Jeffrey B. Harris	17,600	8.5%	3.81	1/2/11	42,199	106,940
William R. Sumser	21,500	10.4%	3.81	1/2/11	51,550	130,637
Kendall W. Wright	12,400	6.0%	3.81	1/2/11	29,731	75,344
Guy S. King	12,400	6.0%	3.81	1/2/11	29,371	75,344

(1)
These options were granted on January 2, 2001 and vested as to 20% on the grant date and will vest 20% on each anniversary of the grant date. At the discretion of the Compensation Committee, the options may have stock-for-stock exercise and tax withholding features, which allow the holder, in lieu of paying cash for the exercise price and any tax withholding, to have AirNet commensurably reduce the number of common shares which the holder would otherwise receive upon exercise of the options.

(2)
The amounts reflected in this table are the result of calculations at the 5% an 10% annual appreciation rates set by the SEC for illustrative purposes, and assume the options are held until their respective expiration dates. Such dollar amounts are not intended to forecast future performance or possible future appreciation in the price of AirNet's common shares. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the individuals will only realize value from the option grants shown if the price of AirNet's commons shares appreciates.

Option Exercises and Holdings

        The following table summarizes information concerning unexercised options held as of December 31, 2001 by each of the individuals. None of these individuals exercised options during the 2001 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Number of Common Shares Underlying Options Exercised(#)		Number of Common Shares Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name		Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joel E. Biggerstaff	—	N/A	85,290	60,880	$84,652	$167,118
Gerald G. Mercer	—	N/A	—	—	—	—
Jeffrey B. Harris	—	N/A	22,890	22,240	27,391	66,908
William R. Sumser	—	N/A	49,740	25,360	57,964	23,554
Kendall W. Wright	—	N/A	12,320	15,680	22,996	48,489
Guy S. King	—	N/A	46,120	16,880	49,906	48,489

(1)
"Value of Unexercised In-the-Money Options at Fiscal Year End" is based upon the fair market value of the AirNet common shares on December 31, 2001 ($8.24) less the exercise price of the in-the-money options at the December 31, 2001.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        Each of Joel E. Biggerstaff, Chairman, Chief Executive Officer and President, William R. Sumser, Vice President, Finance, Chief Financial Officer, Secretary and Treasurer, and Jeffrey B. Harris, Senior Vice President, Sales, is party to an employment agreement with AirNet, effective as of March 1, 2001, which provides for a one-year term, automatically renewed for successive one-year periods unless either party gives notice to the other of non-renewal. Messrs. Biggerstaff, Sumser and Harris are entitled to receive initial annual base salaries of $300,000, $230,000 and $230,000, respectively, adjustable upward or downward on an annual basis by the Compensation Committee based on its review of each individual's performance. Each individual is entitled to participate in any bonus plan which AirNet may establish and in the Incentive Stock Plan, in each case at levels determined by the Compensation Committee, as well as receive those fringe benefits provided by AirNet to its actively employed senior executives.

        If the named executive officer's employment is terminated by AirNet without "cause" (as defined in his employment agreement) or by the executive officer for "good reason" (as defined in the employment agreement), he will be entitled to have his base salary and fringe benefits (other than under the Incentive Stock Plan) continued at the level then in effect for a period of 24 months (in the case of Mr. Biggerstaff) or 12 months (in the case of Messrs. Sumser and Harris, with group medical insurance continuing for 18 months). These periods are extended to 36 months and 18 months, respectively, if the termination occurs on or after a "change in control" (as defined in each employment agreement). Each individual would also be entitled to receive a single lump sum payment equal to the pro-rata portion (based on days employed during the fiscal year in which employment terminated) of any non-discretionary bonus payable based on employment throughout the fiscal year, become fully vested in all employee benefit programs (other than the Retirement Savings Plan, in which his interest would vest according to the Plan's terms) and receive a lump sum payment equal to his non-vested interest in the Retirement Savings Plan to the extent forfeited upon termination of employment. Each employment agreement also provides for the continuation of salary and fringe benefits (other than under the Incentive Stock Plan) for a period of time following a disability.

        Each employment agreement contains confidentiality and noncompetition provisions which prevent the named executive officer from disclosing confidential information about AirNet and from competing with AirNet during his employment therewith and for an additional two years (in the case of Mr. Biggerstaff) or one year (in the case of Messrs. Sumser and Harris) thereafter.

Performance Graph

        The following line graph compares the percentage change in the cumulative total shareholder return on AirNet's common shares with the cumulative return of the Russell 2000 and the NYSE Combined Transportation Index ("NYSE Transportation") for the period from January 1, 1997 to December 31, 2001. The comparison assumes $100 was invested on January 1, 1997 in AirNet common shares and in each of the foregoing indices and assumes reinvestment of dividends.

Report of the Compensation Committee on Executive Compensation

Role of the Compensation Committee

        In general, AirNet's compensation program for its executive officers consists of three main elements: a base salary, a discretionary bonus and periodic grants of options. The Compensation Committee believes that it is important to pay competitive salaries and to make a large proportion of the executive officers' total compensation at risk in order to cause the executive officers to focus on both the short-term and long-term interests of AirNet's shareholders. Therefore, bonuses (which permit individual performance to be recognized on an annual basis, and which are based, in part, on an evaluation of the contribution made by each executive officer to AirNet's performance) and option grants (which directly tie the executive officer's long-term remuneration to stock price appreciation realized by AirNet's shareholders) are important components of the overall compensation package.

        The Compensation Committee utilized data from a report prepared by an outside executive compensation consultant in late 2000, which included a comprehensive review of AirNet's compensation policy, to evaluate overall executive compensation strategies.

Base Salary

        Base salaries are reviewed annually and may be adjusted based on individual performance, business unit performance and industry analysis and comparisons. The Compensation Committee used information obtained from its executive compensation consultants, as mentioned above, in modifying base salaries in 2001.

        The Compensation Committee maintained Mr. Biggerstaff's annual base salary at $300,000 during 2001, the level at which his base was set in April, 2000 when he assumed the Chief Executive Officer position in addition to his President position.

        Effective March 1, 2001, AirNet entered into employment agreements with Messrs. Biggerstaff, Sumser and Harris. Each employment agreement provides for an initial term of one year, automatically renewed for successive one-year periods unless either party gives notice to the other of non-renewal. These employment agreements provide for an initial base salary, which may be adjusted upward or downward on an annual basis by the Compensation Committee based on its review of the executive officer's performance. The initial base salaries were established based on information from the executive compensation consultants.

Bonus Plan

        Bonuses are awarded at the discretion of the Compensation Committee. In awarding 2001 bonuses to the executive officers, the Committee considered AirNet's full year earnings growth compared to its initial targets established at the beginning of the year and considered full year accomplishments of personal goals established by each of the individual executives at the beginning of the year.

Stock Options

        AirNet grants options under its Incentive Stock Plan to attract and retain key personnel and directors of AirNet and to enhance their interest in AirNet's continued success. The maximum number of AirNet common shares with respect to which grants may be made under the Incentive Stock Plan is 1,650,000, and the maximum number with respect to which any executive officer named in the Summary Compensation Table may receive options in any one year is 200,000.

        During 2001, AirNet granted options to all of the executive officers, except Mr. Mercer, who retired as Chairman of the Board in August 2001. These grants were based upon subjective analyses of each officer's function, salary, performance and value to AirNet, with no specific weighting given to any one specific factor.

Section 162(m) Compliance

        Internal Revenue Code Section 162(m) generally prohibits AirNet from deducting non-performance-based compensation in excess of $1,000,000 per taxable year paid to the Chief Executive Officer and the other four most highly compensated executive officers at the end of the year required to be named in the Proxy Statement. AirNet may continue to deduct compensation paid to these covered employees if the payment of such compensation qualifies for an exception, including an exception for certain performance-based compensation.

        The Compensation Committee believes that Section 162(m) should not cause AirNet to be denied a deduction for 2001 compensation paid to the executive officers of AirNet. The Compensation Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.

Submitted by the Compensation Committee of the Board of Directors of AirNet:
James E. Riddle, Chairman Roger D. Blackwell David P. Lauer

TRANSACTIONS WITH MANAGEMENT

        Effective May 26, 2001, AirNet entered into a retirement agreement with Gerald G. Mercer, AirNet's Founder and then Chairman. Under the terms of the agreement, AirNet will continue to pay Mr. Mercer's salary through June 30, 2003 at the rate of $420,000 per year. All of Mr. Mercer's outstanding options to purchase commons shares were cancelled without consideration as of May 26, 2001 and Mr. Mercer resigned as Chairman of the AirNet Board of Directors and as a Director of AirNet effective August 7, 2001. Also as contemplated by the terms of the agreement, AirNet purchased 818,330 common shares from Mr. Mercer at a total cost of $5,000,000 on July 27, 2001. In addition, at his option, Mr. Mercer may sell up to $250,000 of AirNet common shares each quarter of 2002 to AirNet based on then current market prices. Mr. Mercer retained his right to sell his remaining AirNet common shares to private investors at any time in accordance with applicable laws. However, AirNet has the right of first refusal on purchases of such common shares under conditions specified in the agreement.

        In connection with AirNet's initial public offering in 1996, the individuals who were AirNet shareholders prior to that offering and certain executive officers of AirNet agreed to indemnify AirNet for any corporate level federal income taxes which might be imposed upon AirNet for any period prior to the termination of AirNet's S Corporation status at the time of the closing of the initial public offering in June 1996. As an S Corporation, AirNet was not subject to federal income taxes at the corporate level, and AirNet has no reason to believe that any such corporate level federal taxes will be imposed for any such period.

        In addition, Mr. Mercer has agreed to indemnify AirNet for certain environmental liabilities related to underground storage tanks on a Michigan property formerly owned by Mr. Mercer and leased to AirNet. AirNet ceased its operations at this property in 1988, at which time Mr. Mercer sold the property to an unaffiliated third party. The aggregate amount of any such liabilities is estimated by AirNet to be less than $100,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Ownership of and transactions in AirNet common shares by executive officers, directors and persons who own more than 10% of the common shares are required to be reported to the SEC pursuant to Section 16 (a) of the Securities Exchange Act. Based solely on a review of the copies of reports furnished to AirNet and written representations received, AirNet believes that during the year ended December 31, 2001, all reporting requirements were complied with, except Gerald G. Mercer, former Chairman of AirNet, filed late one report covering three transactions.

INDEPENDENT AUDITORS

        AirNet engaged Ernst & Young LLP as its independent auditors to audit its consolidated financial statements for the 2001 fiscal year. Ernst & Young LLP has served as AirNet's independent auditors since 1989. AirNet's Audit Committee will make its selection of AirNet's independent auditors for the 2002 fiscal year at its next meeting, which will be held after the Annual Meeting.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        AirNet shareholders seeking to bring business before the 2003 Annual Meeting of Shareholders, or to nominate candidates for election as directors at that Annual Meeting of Shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of AirNet not less than 60 days nor more than 90 days prior to the meeting. However, if less than 70 days' notice or prior public disclosure of the date of the 2003 Annual Meeting is given or made to the shareholders, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the day on which the notice of the date of the 2003 Annual Meeting was mailed or the public disclosure was made. The AirNet Code of Regulations specifies certain requirements for a shareholder's notice to be in proper written form. The foregoing requirements will not, however, prevent any shareholder from submitting a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act. Pursuant to Rule 14a-8, proposals by shareholders intended to be presented at the 2003 Annual Meeting of Shareholders must be in the form specified in that Rule and received by the Secretary of AirNet no later than November 29, 2002, to be included in AirNet's proxy card, notice of meeting and proxy statement relating to such meeting and should be mailed to AirNet Systems, Inc., 3939 International Gateway, Columbus, Ohio 43219, Attention: Secretary.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matter that will be presented for action by the shareholders at the 2002 Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the persons acting under proxies solicited by the Board of Directors, will vote and act according to their best judgments in light of the conditions then prevailing.

ANNUAL REPORT

        A copy of AirNet's 2001 Annual Report to Shareholders is being mailed herewith.

        The form of proxy card and the Proxy Statement have been approved by the Board of Directors of AirNet and are being mailed and delivered to shareholders by its authority.

Annual Meeting of Shareholders
of
AirNet Systems, Inc.

May 9, 2002
10:00 A.M.

Hilton Inn at Easton
3900 Chagrin Drive
Columbus, Ohio

FOLD AND DETACH HERE

REVOCABLE PROXY

AIRNET SYSTEMS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of AirNet Systems, Inc., and Ohio corporation (the "Company"), hereby constitutes and appoints Joel E. Biggerstaff and William R. Sumser, or either of them, the proxy or proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 9, 2002, at the Hilton Inn at Easton, 3900 Chagrin Drive, Columbus, Ohio, at 10:00 a.m., local time, and any other adjournment(s) thereof, and to vote all of the common shares of the Company which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof.

If the common shares are allocated to the account of the undersigned under the AirNet systems, Inc. Retirement Savings Plan (the "Plan"), then the undersigned instructs the Trustee of the Plan to vote all common shares of the Company allocated to the undersigned's account under the Plan in accordance with the instructions given herein, at the Company's Annual meeting and at any adjournment. If no instructions are given, the common shares allocated to the undersigned's account under the Plan will be voted pro rata in accordance with the voting instructions received from other participants in the Plan who have given voting instructions. As a participant in the Plan, the undersigned understands that, in accordance with the terms of the Plan, voting instructions given herein shall be held in the strictest of confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. Instruction cards received by the Trustee after May 7, 2002 will not be counted.

(change of address/comments)

AIRNET SYSTEMS, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

AIRNET SYSTEMS, INC.

Please sign, date and return your proxy card in
the enclosed envelope.

FOLD AND DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR proposal 1.

1.	To elect as directors of the Company all of the nominees listed, to serve for terms of one year each (except as marked to the contrary).*			2.	In their discretion, the individuals designated to vote this proxy are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment(s) thereof.
	(01) Joel E. Biggerstaff (02) Roger D. Blackwell (03) Russell M. Gertmenian	(04) David P. Lauer (05) James E. Riddle	Comments/ address change ☐	The common shares represented by this proxy card, when properly executed, will be voted in the manner directed herein. If no direction is given, the common shares represented by this proxy card will be voted FOR proposal 1. If any other matters are properly brought before the
	FOR ☐	WITHHOLD AUTHORITY ☐		Annual Meeting or any adjournment or if a nominee for election as director named in the proxy statement is unable to serve or for good cause will not serve, the common shares represented by this proxy card will be voted in the discretion of the individuals designed to vote the proxy on such matters or for substitute nominee(s) as the directors may recommend.
EXCEPTIONS	☐
* INSTRUCTION: To withhold authority to vote for any individual nominee, mark "EXCEPTIONS" and write that nominee's name in the space provided above.
ALL PROXIES PREVIOUSLY GIVEN OR EXECUTED BY THE UNDERSIGNED ARE HEREBY REVOKED. The undersigned acknowledges receipt of accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 9, 2002 meeting and the Annual Report to Shareholders for the fiscal year ended December 31, 2001.
Please sign below exactly as your name appears hereon. When common shares are registered in two names, both shareholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership or other entity, please sign in entity name by an authorized person. (Please note any change of address on this proxy card.)
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AIRNET SYSTEMS, INC. PLEASE ACT PROMPTLY - SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.
Please be sure to sign and date this proxy card in the spaces below.
Shareholder		Co-holder
Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held Thursday, May 9, 2002
PROXY STATEMENT
GENERAL
BENEFICIAL OWNERSHIP OF COMMON SHARES
ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
TRANSACTIONS WITH MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER BUSINESS
ANNUAL REPORT